UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 16, 2024

Coya Therapeutics, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-41583	85-4017781
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5850 San Felipe St., Suite 500
Houston, Texas		77057
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 800 587-8170

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	COYA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors, Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 19, 2024, Coya Therapeutics, Inc. (the “Company”) announced a planned change in management. Effective November 1, 2024, Arun Swaminathan, the Company’s Chief Business Officer since April 2023, will serve as Chief Executive Officer of the Company. Dr. Swaminathan will succeed Dr. Howard Berman, who, on August 16, 2024, notified the Company that he would be resigning as Chief Executive Officer of the Company effective at the close of business on October 31, 2024. After his resignation, Dr. Berman intends to remain a member of the Company’s board of directors (the “Board”) and serve as Executive Chairman of the Board. Upon his resignation, the Company anticipates that it will enter a consulting agreement with Dr. Berman, with an expected term of 12 months, pursuant to which Dr. Berman will provide consulting services to the Company.

On August 19, 2024, upon recommendation of the Company’s Nominating and Corporate Governance Committee, Dr. Swaminathan was also appointed to the Company’s Board as a Class III director to serve until the Company’s 2025 annual meeting of stockholders and until his successor is duly elected and qualified.

Dr. Swaminathan, age 55, has served as the Company’s Chief Business Officer since April 2023. From September 2021 through March 2023, Dr. Swaminathan served as the Chief Business Officer of Actinium Pharmaceuticals, Inc. From December 2018 through September 2021, he served as the Chief Business Officer of Alteogen Inc. Dr. Swaminathan has 20+ years of experience in the pharmaceutical and biotechnology industries across commercial, business development and research and development roles. Dr. Swaminathan holds a bachelor of pharmacy from University of Madras, a Ph.D. in Pharmaceutical Sciences from University of Pittsburgh and is a graduate of the certificate program in Marketing Management from Wharton, University of Pennsylvania. The Company believes Dr. Swaminathan is qualified to serve on the Board due to his experience as the Company’s Chief Business Officer and his experience in the pharmaceutical and biotechnology industries.

Dr. Swaminathan is party to and currently serves the Company pursuant to the terms of an Executive Employment Agreement dated April 3, 2023 (the “Employment Agreement”). Dr. Swaminathan’s current base salary is $425,000, and Dr. Swaminathan is eligible to receive an annual bonus for the fiscal year ending December 31, 3024 in an amount equal to 40% of his base salary. Pursuant to the terms of the Employment Agreement, in the event Dr. Swaminathan is terminated without cause, he is eligible to receive continued payment of his base salary for 9 months. In connection with the transition of his role to Chief Executive Officer, the Compensation Committee of the Board plans to review and evaluate potential changes to Dr. Swaminathan’s compensation arrangements in light of what will be his new and increased responsibilities with the Company. Any changes to compensation will be subject to final determination and approval of the Compensation Committee upon completion of such review. Dr. Swaminathan is also party to an indemnification agreement on the Company’s standard form with each of its directors and executive officers, a copy of which was previously filed as Exhibit 10.2 to the Company’s Registration Statement on Form S-1 on November 18, 2022.

The foregoing description of the Employment Agreement is not complete, and is subject to the full text of the Employment Agreement, a copy of which is included as Exhibit 10.1 to this Current Report on Form 8-K.

There are no arrangements or understandings between Dr. Swaminathan and any other person pursuant to which he was appointed as an officer or director and Dr. Swaminathan does not have a direct or indirect material interest in any “related party” transaction required to be separately disclosed pursuant to Item 404(a) of Regulation S-K. Dr. Swaminathan does not have any family relationships with any of the Company’s directors or executive officers.

Item 7.01.	Regulation FD.

On August 19, 2024, the Company issued a press release announcing Dr. Swaminathan’s promotion to Chief Executive Officer effective November 1, 2024. A copy of the press release is attached hereto as Exhibit 99.1.

The information in this Current Report on Form 8-K under Item 7.01, including the information contained in Exhibit 99.1, is being furnished to the Securities and Exchange Commission, and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by a specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Executive Employment Agreement by and between the Company and Arun Swaminathan, dated April 3, 2023.

99.1	Press Release, dated August 19, 2024.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COYA THERAPEUTICS, INC.

Date: August 19, 2024	By:	/s/ Howard Berman
	Name:	Howard Berman
	Title:	Chief Executive Officer